Exhibit 21


                       ILLINOIS CENTRAL CORPORATION
                      Subsidiaries of the Registrant
                         as of December 31, 1994

Name                                         Place of Incorporation

Subsidiaries included in the financial statements, which are 100% owned:

Illinois Central Railroad Company                   Delaware
IC Financial Services Corporation                   Delaware


Subsidiaries that are 100% owned by Illinois Central
  Railroad Company:

Chicago Intermodal Company                          Delaware
Kensington and Eastern Railroad Company             Illinois
Mississippi Valley Corporation                      Delaware
Waterloo Railroad Company                           Delaware

Subsidiaries that are 100% owned by IC Financial
  Services Corporation:

IC Leasing Corporation I                            Nevada
IC Leasing Corporation II                           Nevada
IC Leasing Corporation III                          Nevada